UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 15, 2008

EQUITY MEDIA HOLDINGS  CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51418	20-2763411
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Shackleford Drive, Suite 400 Little Rock, Arkansas	72211
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (501) 219-2400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On February 15, 2008, Equity Media Holdings Corporation (“Company”) entered into a new credit facility with Silver Point Finance, LLC and Wells Fargo Foothill, Inc. This agreement refinances the existing credit facility with the same parties and provides Equity Media with the release of certain reserves. In order to comply with certain provisions of the new agreement, the company agreed to pursue the sale of certain assets. The full text of the press release issued on February 21, 2008, in connection with this appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K. The Company is also exploring additional financing alternatives to meet its short-term and long-term capital requirements.

The previously existing facility consisted of a $30,962,500 revolver with a $5,000,000 holdback, and $20,000,000 Term A and $12,000,000 Term D loans, for an aggregate borrowing capacity of $57,962,500.  The amended facility consists of an $8,000,000 revolver and $12,000,000 Term A and $33,000,000 Term B loans, for aggregate borrowing capacity of $53,000,000, with approximately $50.5 million of current availability.  The rate under the amended facility increased from LIBOR plus 7.75% to LIBOR plus 9.5%, with a minimum rate of 14%. The amended facility provides for financial and operating covenants based on trailing monthly and twelve month information. The total borrowing currently outstanding under the new facility totals approximately $50.5 million, which equals the total current availability.

Copies of the agreements relating to the credit facilities amendment will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits:

99.1	Press release, dated February 21, 2008.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 21, 2008	EQUITY MEDIA HOLDINGS CORPORATION

	By:	/s/ Patrick Doran
Patrick Doran Chief Financial Officer

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